As filed with the Securities and Exchange Commission on May 8, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

ALLIANCE GAMING CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

NEVADA (State or Other Jurisdiction of Incorporation or Organization)	88-0104066 (I.R.S. Employer Identification No.)

6601 South Bermuda Road
Las Vegas, Nevada 89119
(702) 270-7600
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

ALLIANCE GAMING CORPORATION
2001 LONG TERM INCENTIVE PLAN

(Full title of the plan)

Mark Lerner
Senior Vice President and Secretary
ALLIANCE GAMING CORPORATION
6601 South Bermuda Road
Las Vegas, Nevada 89119
(702) 270-7600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
of Agent for Service)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to	Offering Price per	Aggregate	Registration
to be Registered	be Registered	Share*	Offering Price*	Fee
Common Stock	2,000,000	$16.37 per share	$32,740,000	$2,648.67

*     Estimated in accordance with Rule 457(h) and Rule 457(c) solely for purposes of calculating the registration fee and based on the average of the high and low prices of the Common Stock of the Company on the New York Stock Exchange on May 2, 2003 of $16.52 and $16.21

     This Registration Statement also covers such indeterminable number of additional shares of common stock as may become issuable to prevent dilution in the event of stock splits, stock dividends or similar transactions pursuant to the terms of the Plan.

PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
Item 2. Registrant Information and Employee Plan Annual Information.
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption from Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
Signatures
Exhibit Index
EXHIBIT 4.4
EXHIBIT 5.1
EXHIBIT 23.1

INTRODUCTION

This Registration Statement is being filed by Alliance Gaming Corporation (the “Company”) in connection with its 2001 Long Term Incentive Plan (the “Plan”). At the Company’s Annual Meeting held on December 3, 2002, the Company’s board of directors and stockholders holding a majority of the shares of the Company’s voting stock approved an increase in the amount of shares that may be issued under the Plan by 2,000,000. The purpose of this Registration Statement is to register these additional shares.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

Not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not filed as part of this registration statement in accordance with the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Securities and Exchange Commission are hereby incorporated in this registration statement by reference:

     (a)  The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2002, filed on September 26, 2002;

     (b)  The Company’s Definitive Proxy Statement for the 2002 Annual Meeting of Stockholders held on December 3, 2002, filed on October 28, 2002;

     (c)  The Company’s Quarterly Reports on Form 10-Qs for the periods ended September 30, 2002 and December 31, 2002, respectively; and

     (d)  The description of the common stock contained in a registration statement we filed under Section 12 of the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into and to be part of this registration statement and the prospectus that is part hereof from the date of filing of such documents.

The Company’s consolidated financial statements for the fiscal year ended June 30, 2000, included in the Company’s Form 10-K and incorporated by reference herein, were audited by Arthur Andersen LLP (“Arthur Andersen”). On May 15, 2002, the Company dismissed Arthur Andersen as the Company’s independent auditors. The Company has been unable to obtain, after reasonable efforts, the written consent of Arthur Andersen to incorporate by reference that firm’s reports on such financial statements. Under these circumstances, Rule 437a under the Securities Act of 1933 permits this Registration Statement to be filed without written consents from Arthur Andersen. The absence of such written consents may limit the ability of purchasers of the securities covered by this Registration Statement to assert claims against Arthur Andersen under Section 11 of the Securities Act of 1933 for any untrue statement of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Limited Liability and Indemnification of Directors and Officers.

Article VII of the Company’s Articles of Incorporation limits the liability of the Company’s directors and officers. It provides that no director or officer of the Company shall be personally liable to the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, except to the extent such exemption from liability or limitation thereof is not permitted under the Nevada Revised Statutes (the “NRS”) as the same exists or may thereafter be amended. It also provides that any repeal or modification of the foregoing provision by the stockholders of the Company will be prospective only, and will not adversely affect any limitation on the personal liability of a director or officer of the Company existing at the time of such repeal or modification.

In addition, Article III, Section 15, of the Company’s Bylaws provides that the Company shall, to the maximum extent permitted by law, indemnify each officer and director against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact that such person has served, at any time after May 10, 1987, as an officer or director of the Company, and may so indemnify any person in connection with any proceeding arising by reason of the fact that such person has served, at any time prior to May 11, 1987, as an officer or director of the Company. It also provides that no amendment of Section 15 shall impair the rights of any person arising at any time with respect to events occurring prior to such amendment. The Bylaws further provide that the provisions of Section 15 shall be deemed to be a contract between the Company and each officer and director who serves in such capacity at any time while Section 15 and the relevant provisions of Nevada law or other applicable laws are in effect.

Section 78.138(7) of the NRS provides, with limited exceptions, that:

a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his capacity as a director or officer unless it is proven that:

(a) His act or failure to act constituted a breach of his fiduciary duties as a director or officer; and

(b) His breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

Section 78.7502 of the NRS permits the Registrant to indemnify its directors and officers as follows:

1.     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:

     (a)  Is not liable pursuant to NRS 78.138; or

     (b)  Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

2.     A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he:

     (a)  Is not liable pursuant to NRS 78.138; or

     (b)  Acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation.

Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3.     To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

In addition, Section 78.751 of the NRS permits the Registrant to indemnify its directors and officers as follows:

1.     Any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to subsection 2, may be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

     (a)  By the stockholders;

     (b)  By the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

     (c)  If a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion; or

     (d)  If a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

2.     The articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

3.     The indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a)  Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses made pursuant to subsection 2, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b)  Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

The Registrant has entered into an agreement with certain of its directors and officers indemnifying them to the fullest extent permitted by the foregoing. The Registrant has also purchased director and officer liability insurance, as permitted by Article III, Section 16 of its Bylaws.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Unless otherwise indicated below as being incorporated by reference to another filing of the Company with the Commission, each of the following exhibits is filed herewith:

4.1	The Company’s 2001 Long Term Incentive Plan (incorporated herein by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on October 30, 2001).

4.2	Amendment Number One to the Company’s 2001 Long-Term Incentive Plan, dated as of December 6, 2001 (incorporated herein by reference to Exhibit 4.2 to the Company’s Form S-8, Registration Number 333-81154).

4.3	Amendment Number Two to the Company’s 2001 Long-Term Incentive Plan, dated as of January 9, 2002 (incorporated herein by reference to Exhibit 4.3 to the Company’s Form S-8, Registration Number 333-81154).

4.4	Amendment Number Three to the Company’s 2001 Long-Term Incentive Plan, dated as of December 3, 2002

4.5	Restated Articles of Incorporation of the Company adopted March 8, 1999 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-2, Registration Number 33-72990).

4.6	Revised and Amended By Laws of the Company adopted February 11, 1998 (incorporated herein by reference to the Company’s Form 10-Q for the quarter ended December 31, 1997, as filed with the Securities and Exchange Commission on February 17, 1998).

5.1	Opinion of Gibson, Dunn Crutcher LLP regarding the validity of the securities being registered.

23.1	Consent of Deloitte & Touche LLP.

23.3	Consent of Gibson, Dunn Crutcher LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on Signature Pages).

Item 9. Undertakings.

  (a)  The undersigned Registrant hereby undertakes:

     (1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii)  To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

       (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2)  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3)  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c)  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on May 6, 2003.

ALLIANCE GAMING CORPORATION

By:	/s/ Mark Lerner Mark Lerner Senior Vice President and Secretary

POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature to this Registration Statement appears below hereby constitutes and appoints Robert Miodunski and Mark Lerner, and each or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or his substitute or their substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in their capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert L. Miodunski Robert L. Miodunski	Director, President and Chief Executive Officer	May 6, 2003
/s/ Robert L. Saxton Robert L. Saxton	Senior Vice President, Treasurer and Chief Financial Officer	May 6, 2003

/s/ Jacques André Jacques André	Director	May 6, 2003

/s/ Anthony DiCesare Anthony DiCesare	Director	May 6, 2003

/s/ Joel Kirschbaum Joel Kirschbaum	Director	May 6, 2003

/s/ David Robbins David Robbins	Director	May 6, 2003

/s/ Kevin Verner Kevin Verner	Director	May 6, 2003

/s/ Richard Haddrill Richard Haddrill	Director	May 6, 2003

Exhibit Index

Exhibit Number	Description
4.1	The Company’s 2001 Long Term Incentive Plan (incorporated herein by reference to Appendix A of the Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Securities and Exchange Commission on October 30, 2001).
4.2	Amendment Number One to the Company’s 2001 Long-Term Incentive Plan, dated as of December 6, 2001 (incorporated herein by reference to Exhibit 4.2 to the Company’s Form S-8, Registration Number 333-81154).
4.3	Amendment Number Two to the Company’s 2001 Long-Term Incentive Plan, dated as of January 9, 2002 (incorporated herein by reference to Exhibit 4.3 to the Company’s Form S-8, Registration Number 333-81154).
4.4	Amendment Number Three to the Company’s 2001 Long-Term Incentive Plan, dated as of December 3, 2002
4.5	Restated Articles of Incorporation of the Company adopted March 8, 1999 (incorporated herein by reference to Exhibit 3.1 to the Company’s Form S-2, Registration Number 33-72990).
4.6	Revised and Amended By Laws of the Company adopted February 11, 1998 (incorporated herein by reference to the Company’s Form 10-Q for the quarter ended December 31, 1997, as filed with the Securities and Exchange Commission on February 17, 1998).
5.1	Opinion of Gibson, Dunn Crutcher LLP regarding the validity of the securities being registered.
23.1	Consent of Deloitte & Touche LLP.
23.3	Consent of Gibson, Dunn Crutcher LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on Signature Pages).